Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-220085 of Form S-1 and related Prospectus dated September 14, 2017 of our report dated July 14, 2017 (except for the subsequent events noted in Note 13, as to which the date is September 14, 2017) with respect to the financial statements of Krystal Biotech, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 14, 2017